Exhibit 4.2

FIDELIS INSURANCE HOLDINGS LIMITED,
Issuer
and
THE BANK OF NEW YORK MELLON,
Trustee and Paying Agent
FIRST SUPPLEMENTAL INDENTURE
Dated as of June 13, 2025
7.750% Fixed-Rate Reset Subordinated Notes due 2055

i

ii

THIS FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”), is made as of June 13, 2025, by and between FIDELIS INSURANCE HOLDINGS LIMITED, a Bermuda exempted company with limited liability (the “Issuer”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Issuer and the Trustee entered into a Subordinated Indenture, dated as of June 13, 2025 (the “Base Indenture”), pursuant to which unsecured subordinated debentures, notes or other evidences of unsecured subordinated indebtedness of the Issuer (the “Securities”) may from time to time be issued;
WHEREAS, the Base Indenture is incorporated herein by this reference;
WHEREAS, pursuant to Section 8.1(1)(d) of the Base Indenture, the Issuer and the Trustee may enter into supplemental indentures to establish the form or terms of Securities of any series as permitted by Sections 2.1 and 2.3 of the Base Indenture;
WHEREAS, the Issuer desires to issue the Notes (as defined in Section 2.1) as a new series of Securities under the Base Indenture and has duly authorized the creation and issuance of this series of Securities and the execution and delivery of this First Supplemental Indenture to modify the Base Indenture and provide certain additional provisions as hereinafter set forth (the Base Indenture, as amended and supplemented by this First Supplemental Indenture, is hereinafter referred to as the “Indenture”) solely in respect of the Notes;
WHEREAS, the Issuer has requested and hereby requests that the Trustee join with the Issuer in the execution of this First Supplemental Indenture, which has been authorized by the Issuer’s Board of Directors; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and make it a valid and binding obligation of the Issuer, in accordance with its terms, have been done or performed.
NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree, in respect of the Notes only and not any other series of Securities, as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definition of Terms. Unless otherwise provided herein or unless the context otherwise requires:
(a)    a term defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture;

(b)    a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;
(c)    the singular includes the plural and vice versa;
(d)    headings are for convenience of reference only and do not affect interpretation;
(e)    if any provision of the Applicable Supervisory Regulations referred to in this First Supplemental Indenture or in the Notes in connection with any requirements applying to the Issuer and/or the Insurance Group is amended or replaced so that there is no corresponding provision in the amended or replacement measures, (i) if the requirement concerned is entirely dependent on the existence of such a corresponding provision, the requirement shall cease to apply and (ii) if the requirement concerned is partially dependent on the existence of such a corresponding provision, the requirement shall be deemed modified so that all parts of that requirement solely dependent on that provision shall cease to apply; provided, in each case, that Holders of the Notes are not adversely affected thereby; and
(f)    the following terms have the meanings given to them in this Section 1.1(f):
“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single (re)insurance entities, as applicable, which are applicable to the Insurance Group at the relevant time and from time to time, and which shall initially mean the Group Supervision Rules, until such time as the BMA no longer has jurisdiction or responsibility to regulate the Insurance Group.
“Arrears of Interest” has the meaning set forth in Section 2.7(a).
“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.
“BMA Approval” means the Issuer has delivered notice to the BMA of a planned redemption or repayment and has not received within 30 days following delivery of such notice an objection from the BMA to the redemption or repayment of such Notes.
“BMA Redemption Requirements” has the meaning set forth in Section 3.8(a).
“Calculation Agent” means, at any time, the Person appointed by the Issuer and serving as such agent with respect to the Notes at such time.
“Capital Disqualification Event” shall be deemed to have occurred if the Notes cease to qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level, of the Insurance Group, where capital is subdivided into tiers, as Tier 2 Capital securities under then-applicable Applicable

Supervisory Regulations imposed upon the Insurance Group by the BMA, which would include, without limitation, the Enhanced Capital Requirement, except as a result of any applicable limitation on the amount of such capital.
“capital stock” has the meaning forth in Section 2.8(a).
“Deferral Period” means the period beginning on either (i) an Interest Payment Date with respect to which the Issuer elects to defer interest pursuant to Section 2.5 or (ii) the first Mandatory Interest Deferral Date of a Mandatory Deferral Period, and ending on the next payment date on which the Issuer has paid all Arrears of Interest and any current interest due on the Notes for such payment date.
“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act, or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.
“Enhanced Capital Requirement” means the ECR or any other requirement to maintain assets, capital and/or surplus applicable to the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.
“Event of Default” has the meaning forth in Section 4.1.
“Final Maturity Date” means either (i) the Scheduled Maturity Date, if, on the Scheduled Maturity Date, the BMA Redemption Requirements are satisfied, or (ii) if the BMA Redemption Requirements are not satisfied on the Scheduled Maturity Date, then following the Scheduled Maturity Date, the earlier of (A) the date falling 10 Business Days after the BMA Redemption Requirements are satisfied and would continue to be satisfied if such repayment of the Notes were made on such date and (B) the date on which a Winding-Up of the Issuer occurs.
“First Reset Date” has the meaning forth in Section 2.3.
“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five business days appearing under the caption “Treasury Constant Maturities” in the most recent H.15. If the Five-Year Treasury Rate cannot be determined pursuant to the method described above, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion; provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of “Business Day” for purposes of this paragraph and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. If the Five-Year Treasury Rate cannot be determined pursuant to the methods described above, then the Five-Year Treasury Rate will be the same interest rate as in effect for the prior period.
“Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time.
“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“H.15” means the daily statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication), and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.
“Holder” means the Person in whose name a Note is registered in the Register.
“Insurance Act” means the Bermuda Insurance Act 1978, as amended or replaced from time to time.
“Insurance Group” means all subsidiaries of the Issuer that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.
“Interest Payment Date” means June 15 and December 15 of each year.
“Interest Rate Reset Spread” has the meaning set forth in Section 2.3.
“Issue Date” means June 13, 2025.
“Mandatory Deferral Event” shall be deemed to have occurred if the Insurance Group is in breach of the Enhanced Capital Requirement, or would breach the Enhanced Capital Requirement if payment of accrued and unpaid interest on (i) the Issuer’s indebtedness constituting Tier 2 Capital, including the Notes, and (ii) any Parity Securities outstanding, were made.
“Mandatory Deferral Period” has the meaning set forth in Section 2.6.
“Par Call Date” means December 15 of each year preceding a year in which a Reset Date will occur.

“Par Call Period” means the six-month period beginning on, and including, each Par Call Date and concluding on, and including, the next Reset Date.
“Parity Securities” means any of the Issuer’s indebtedness that ranks on a parity with the Notes upon the Issuer’s liquidation.
“Paying Agent” means The Bank of New York Mellon, until a successor Paying Agent shall have become such pursuant to the applicable provisions of the Indenture, and, thereafter, “Paying Agent” shall mean such successor Paying Agent.
“Qualifying Equivalent Securities” means any securities having terms not materially less favorable to the Holders than the Notes, as reasonably determined by the Issuer in consultation with an independent investment bank, consulting firm or comparable expert of international standing on the subject, and which (i) satisfy the criteria for the eligibility for inclusion of the proceeds of the Notes as Tier 2 Capital under the Applicable Supervisory Regulations; (ii) contain terms providing for the same interest rate and interest payment dates applying to the Notes; (iii) rank senior to the Notes or are Parity Securities; (iv) preserve all obligations as to repayment of the Notes, including (without limitation) as to timing of such repayment (including preserving the same Scheduled Maturity Date and Final Maturity Date); (v) do not contain terms providing for loss absorption through principal write-down or conversion to ordinary shares; and (vi) preserve any rights to any accrued and unpaid interest, and any existing rights to other amounts payable under the Notes (including, for the avoidance of doubt, any right to Arrears of Interest or Additional Amounts) which has accrued to Holders and not been paid.
“Rating Agency Event” shall be deemed to have occurred if any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for the Issuer (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (1) the shortening of the length of time the Notes are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Notes; or (2) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Notes.
“Redemption Date” with respect to any Note or portion thereof to be redeemed, means the date fixed for such redemption by or pursuant to this First Supplemental Indenture.
“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.
“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the beginning of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date, or the Final Maturity Date or date of redemption, as the case may be.
“Scheduled Maturity Date” means June 15, 2055.
“Tax Event” means, with respect to the Notes, if at any time the Issuer receives an opinion of counsel that as a result of (i) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of a Taxing Jurisdiction or (ii) any change in the application or official interpretation of such laws, regulations or rulings (including, for the avoidance of doubt, any action taken by a Taxing Jurisdiction, which action is applied generally or is taken with respect to the Issuer, or a decision rendered by a tribunal or court of competent jurisdiction in a Taxing Jurisdiction whether or not such decision was rendered with respect to the Issuer), in each case, which change is formally announced and becomes effective after the Issue Date (or, in the case of a jurisdiction that becomes a Taxing Jurisdiction at a later date, after such date), (A) the Issuer will be required as of the next Interest Payment Date to pay Additional Amounts with respect to the Notes as provided in Section 3.7 of the Base Indenture and such requirement cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available or (B) the Issuer would not be entitled to claim a deduction in respect of any payments in respect of the Notes in computing its taxation liabilities in the applicable Taxing Jurisdiction or the value of such deduction would be materially reduced.
“Taxing Jurisdiction” means Bermuda, the United Kingdom or any other jurisdiction in which the Issuer is resident for tax purposes or has a permanent establishment or jurisdiction from or through which payment on the Notes is made (including in each case any political subdivision or taxation authority thereof or therein).
“Tier 2 Capital” means “Tier 2 Ancillary Capital” under the Group Supervision Rules or, if the Group Supervision Rules are amended so as to no longer refer to Tier 2 Ancillary Capital in this respect, the nearest corresponding concept (if any) under the Group Supervision Rules, as amended.
“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following.
The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent H.15 under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the next Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the next Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the next Par Call Date, as applicable. If there is no United States Treasury security maturing on the next Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the next Par Call Date, one with a maturity date preceding the next Par Call Date and one with a maturity date following the next Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the next Par Call Date. If there are two or more United States Treasury securities maturing on the next Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
“Winding-Up” will occur, with respect to any Person, if: (i) at any time an order is made, or an effective resolution is passed, for the winding-up of such Person (except, in any such case, a solvent winding-up solely for the purpose of a reorganization, merger or amalgamation or the substitution in place of such Person of a successor in business of such Person, the terms of which reorganization, merger, amalgamation or substitution (A) have previously been approved in writing by Holders of a majority in aggregate principal amount of the Outstanding Notes and (B) do not provide that the Notes or any amount in respect thereof shall thereby become payable); or (ii) an administrator of such Person is appointed and such administrator gives notice that it intends to declare and distribute a dividend.

ARTICLE II
CREATION OF THE NOTES
Section 2.1    Designation of Series. Pursuant to the terms hereof and Sections 2.1 and 2.3 of the Base Indenture, the Issuer hereby creates a new series of its Securities designated as its “7.750% Fixed-Rate Reset Subordinated Notes due 2055” which is not limited in aggregate principal amount (the “Notes”) and such Notes shall be deemed “Securities” for all purposes under the Indenture.
Section 2.2    Form of Notes. The Notes shall be substantially in the form set forth in Exhibit A hereto, which is incorporated herein and made part hereof.
Section 2.3    Interest Rate. The Notes will bear interest (i) from the Issue Date to, but excluding June 15, 2035 (the “First Reset Date”), at the fixed rate of 7.750% per annum and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 4.280% (the “Interest Rate Reset Spread”) to be reset on each Reset Date. Interest on the Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2025, to Holders of record at the close of business on the immediately preceding June 1 and December 1, respectively. Interest on the Notes will accrue from the most recent Interest Payment Date or, if no interest has been paid or duly provided for, from June 13, 2025. Interest on the Notes will be computed on the basis of a 360-day year comprising twelve 30-day months.
Section 2.4    Calculation Agent. Unless the Issuer has validly redeemed all Outstanding Notes on or before the First Reset Date, it will appoint a Calculation Agent with respect to the Notes prior to the Reset Interest Determination Date preceding the First Reset Date. The Issuer may terminate any such appointment as long as it appoints a successor agent at the time of termination. The Issuer will initially act as Calculation Agent and may subsequently appoint one of its affiliates as Calculation Agent. The applicable interest rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Issuer of the interest rate for the relevant Reset Period. The Issuer shall then promptly notify the Trustee and Paying Agent in writing of such interest rate. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date shall be maintained on file at the Issuer’s principal offices and will be made available to any Holder of the Notes upon request and will be final and binding in the absence of manifest error.
Section 2.5    Optional Deferral of Interest Payments.
(a)    The Issuer may elect at one or more times to defer payment of all (but not less than all) of the interest accrued on the Notes for one or more consecutive interest periods or Interest Payment Dates. Interest may not be deferred beyond the Final Maturity Date, or any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Notes pursuant to Section 3.2, Section 3.3, Section 3.4, Section 3.5 or Section 3.6.
(b)    During a Deferral Period, interest will continue to accrue on the Notes, and any such accrued interest, the payment of which is so deferred, so long as such interest remains unpaid, will constitute Arrears of Interest and will be subject to Section 2.7.
(c)    If the Issuer has paid all Arrears of Interest and any current interest due on the Notes, it can again defer interest payments on the Notes as set forth in paragraph (a) of this Section 2.5.
(d)    The Issuer shall provide the Holders of the Notes and the Trustee written notice of its election to commence or continue a Deferral Period at least five (5) and not more than sixty (60) Business Days before the next Interest Payment Date.
(e)    Notwithstanding any other provision in the Notes, this First Supplemental Indenture or the Base Indenture, the deferral of any interest payment in accordance with this Section 2.5 will constitute neither an Event of Default nor a default of any kind, and will not give Holders of the Notes or the Trustee any right to accelerate repayment of the Notes or any other remedies pursuant to Article V of the Base Indenture or otherwise.
Section 2.6    Mandatory Deferral of Interest Payments.
(a)    If, as of any Interest Payment Date, a Mandatory Deferral Event has occurred and is continuing (the duration of such continuance, a “Mandatory Deferral Period”), the Issuer shall be required to defer payment of all (but not less than all) of the interest accrued on the Notes as of such Interest Payment Date (such Interest Payment Date being a “Mandatory Interest Deferral Date”). Any such accrued interest, the payment of which is so deferred, so long as such interest remains unpaid, will constitute Arrears of Interest and will be subject to Section 2.7. Prior to any Mandatory Interest Deferral Date, the Issuer shall provide to the Trustee an Officer’s Certificate (which need not comply with the requirements of Section 11.5 of the Base Indenture) upon which it may conclusively rely, identifying the beginning or continuance of the Mandatory Deferral Period and shall notify the Holders of the Notes at least five (5) Business Days before each Interest Payment Date during the Mandatory Deferral Period, unless the Mandatory Deferral Event occurs within such five Business Day period, in which case the Issuer shall so notify the Holders promptly following the occurrence of such Mandatory Deferral Event.
(b)    Notwithstanding any other provision in the Notes, this First Supplemental Indenture or the Base Indenture, the deferral resulting from a Mandatory Deferral Event will constitute neither an Event of Default nor a default of any kind, and will not give Holders of the Notes or the Trustee any right to accelerate repayment of the Notes or any other remedies pursuant to Article V of the Base Indenture or otherwise.

Section 2.7    Arrears of Interest.
(a)    Any interest in respect of the Notes not paid on an Interest Payment Date, together with any interest in respect of the Notes not paid on an earlier Interest Payment Date will, so long as the same remains unpaid, constitute “Arrears of Interest” in respect of the Notes. Arrears of Interest shall be compounded on each subsequent Interest Payment Date and bear interest at the interest rate payable on the Notes (such compounded interest also constituting Arrears of Interest). Arrears of Interest on the Notes will remain outstanding, and will accumulate interest, for so long as they remain unpaid. Any references in this First Supplemental Indenture, the Base Indenture or the Notes to “accrued and unpaid interest” shall include any Arrears of Interest. The amount of any Arrears of Interest will be calculated by the Issuer or the Calculation Agent.
(b)    So long as no Event of Default or Mandatory Deferral Event has occurred and is continuing, at the Issuer’s option, Arrears of Interest on the Notes may be paid in whole or in part to the Persons in whose names the Notes are registered as of the close of business on the fifteenth (15th) calendar day (whether or not such date is a Business Day) immediately preceding the date on which payment of such Arrears of Interest is to be made, at any time upon the expiration of not more than fifteen (15) nor less than five (5) Business Days’ written notice to the Trustee, the Paying Agent and the Holders of the Notes to such effect (which written notice shall specify the amount of such Arrears of Interest).
(c)    If not previously paid, Arrears of Interest with respect to the Notes shall become due and payable, and shall be paid by the Issuer in whole (and not in part), on the earliest of:
(i)    so long as no Event of Default or Mandatory Deferral Event has occurred and is continuing, the next Interest Payment Date, unless the Issuer elects that accrued interest is further deferred pursuant to Section 2.5;
(ii)    the date of redemption of the Notes in accordance with Article III;
(iii)    the date on which a Winding-Up of the Issuer occurs; or
(iv)    the Final Maturity Date; provided that, in the event of there being Arrears of Interest on the Final Maturity Date, such Arrears of Interest shall be paid before any repayment of principal.
Section 2.8    Dividend and Other Payment Stoppages During Mandatory Deferral Periods.
(a)    So long as the Notes remain Outstanding, if (i) the Issuer has given notice of its election to defer interest payments on the Notes pursuant to Section 2.5, but the related Deferral Period has not yet commenced, (ii) the Issuer has given notice that a Mandatory Deferral Event has occurred, but the related Mandatory Deferral Period has not yet commenced, or (iii) a Deferral Period has commenced and is continuing, then the Issuer shall not, and shall not permit any subsidiary to: (x) declare or pay any dividends or distributions on its preferred shares or common shares (collectively, “capital stock”) of the Issuer; (y) make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of the Issuer’s debt securities that rank upon the Issuer’s liquidation on a parity with or junior to the Notes (including the Parity Securities); or (z) make any guarantee payments regarding any guarantee issued by the Issuer on securities of any subsidiary if the guarantee ranks upon the Issuer’s liquidation on a parity with or junior to the Notes (including the Parity Securities); provided, however, the restrictions in clauses (x), (y) and (z) above do not apply to:
(A)any purchase, redemption or other acquisition of shares of its capital stock by the Issuer in connection with:
(1)any employment contract, benefit plan, compromise, settlement or other similar arrangement with or for the benefit of any one or more current or former employees, officers, directors, consultants or independent contractors; or
(2)a dividend reinvestment or shareholder purchase plan;
(B)the issuance of shares of the Issuer’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the applicable Deferral Period;
(C)any exchange, redemption or conversion of any class or series of the Issuer’s capital stock, or the capital stock of one of its subsidiaries, for any other class or series of the Issuer’s capital stock, or of any class or series of the Issuer’s indebtedness for any class or series of the Issuer’s capital stock;
(D)any purchase of fractional interests in shares of the Issuer’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;
(E)any declaration or payment of a dividend in connection with any shareholder rights plan, or the issuance of rights, shares or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto;
(F)any dividend in the form of shares, warrants, options or other rights where the dividend shares or shares issuable upon exercise of such warrants, options or other rights are the same shares as that on which the dividend is being paid or ranks equally with or junior to such shares;
(G)any payment of current or deferred dividend or other distributions, or amounts on any payment of principal of, or interest or premium on any Parity Securities that is made pro rata to the amounts due on such securities (including the Notes); or

(H)any payment of current or deferred dividend or other distributions, or amounts on any payment of principal of, or interest or premium on any securities that rank senior to the Notes.
For the avoidance of doubt, no terms of the Base Indenture, this Supplemental Indenture or the Notes will restrict in any manner the ability of any of the Issuer’s subsidiaries to pay dividends or make any distributions to the Issuer or to any of the Issuer’s other subsidiaries.
Section 2.9    Initial Amount of Notes.
(a)    The Notes initially will be issued in the aggregate principal amount of $400,000,000 and may, upon execution of this First Supplemental Indenture, be executed by the Issuer and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes in accordance with an Issuer Order.
(b)    The Issuer may, without notice to or the consent of the Holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes, except for the public offering price and issue date and, in some cases, the first interest payment date and first interest accrual date; provided that, if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers from the Notes. Any additional notes having such similar terms will, together with the Notes, constitute a single series of Securities under the Indenture. No additional notes may be issued if an Event of Default or Mandatory Deferral Event has occurred and is continuing with respect to the Notes.
Section 2.10    Global Securities. The Notes will be issued as registered securities in the form of one or more permanent global Securities.
Section 2.11    Minimum Denomination. The Notes shall be issuable only in registered form and without coupons in denominations of $200,000 and any integral multiples of $1,000 in excess thereof.
Section 2.12    No Encumbrances. By purchasing the Notes, each Holder of the Notes is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Issuer or any of its affiliates to secure the rights of Holders of the Notes.
Section 2.13    No Rights of Set-Off. The Indenture does not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Issuer or any of the Insurance Group to any Person in whose names the Notes are registered or any creditor of the Issuer or any of the Insurance Group.
Section 2.14    Defeasance. The provisions of Article X of the Base Indenture for defeasance at any time of (a) the entire indebtedness of the Issuer pursuant to the Notes and (b) restrictive covenants set forth in Sections 9.1 and 3.5 of the Base Indenture and the related Events of Default, upon compliance by the Issuer with the conditions set forth therein, shall apply to the Notes.

ARTICLE III
REPAYMENT AND REDEMPTION OF THE NOTES
Section 3.1    Repayment at Final Maturity Date.
(a)    Unless previously redeemed or purchased and cancelled, the Notes shall become finally due and payable, and shall be repaid, on the Final Maturity Date at a price equal to the principal amount thereof, together with accrued and unpaid interest on the Notes to, but excluding, the Final Maturity Date. For the avoidance of doubt, interest shall continue to accrue and be payable (and any deferred interest shall constitute Arrears of Interest) for so long as the principal amount of the Notes remains outstanding. In the event the Scheduled Maturity Date and the Final Maturity Date are not the same, the failure to repay the Notes on the Scheduled Maturity Date shall constitute neither an Event of Default nor a default of any kind under the Base Indenture, this Supplemental Indenture or the Notes or otherwise and will not give Holders of the Notes or the Trustee any right to accelerate repayment of the Notes or any other remedies (whether contractual, legal, equitable or otherwise).
(b)    The Issuer will only be permitted to repay the principal amount of the Notes on the Scheduled Maturity Date if the BMA Redemption Requirements are satisfied on the Scheduled Maturity Date.
(c)    The Issuer shall notify the Trustee and the Holders of the Notes at least ten Business Days before the Scheduled Maturity Date if the BMA Redemption Requirements (i) will not be satisfied on the Scheduled Maturity Date, or (ii) will be satisfied on the Scheduled Maturity Date, unless the BMA Redemption Requirements are no longer satisfied within such ten Business Day period, in which case the Issuer shall so notify the Trustee and the Holders of the Notes as soon as reasonably practicable following the occurrence of such failure to satisfy the BMA Redemption Requirements, which notice (as applicable) shall state the cause of the failure to satisfy the BMA Redemption Requirements, and the repayment shall be deferred until such time as the BMA Redemption Requirements are satisfied. In such event, the Issuer shall further notify the Trustee and the Holders of the Notes not more than ten Business Days following the satisfaction of the BMA Redemption Requirements that the BMA Redemption Requirements have been satisfied and stating the new repayment date for the Notes, which shall be no later than the 15th Business Day following the date the BMA Redemption Requirements were satisfied.
Section 3.2    Make-Whole Redemption.
(a)    Subject to Section 3.8, the Issuer may, at its sole option, redeem the Notes, in whole or in part at any time that is not during a Par Call Period, at a redemption price as calculated by the Issuer equal to the greater of:
(i)    100% of the principal amount of the Notes to be redeemed; and
(ii)    the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (not including any portion of such payments of interest accrued as of such Redemption Date) that would be due if the Notes matured on the next Par Call Date, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year comprising twelve 30-day months) at the Treasury Rate, plus 50 basis points;
plus, in each case, accrued and unpaid interest on such Notes to, but excluding, such Redemption Date. The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Section 3.3    Optional Redemption of Notes. At any time during a Par Call Period, subject to Section 3.8, the Issuer may, at its sole option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on such Notes to, but excluding, such Redemption Date.
Section 3.4    Optional Redemption Upon a Capital Disqualification Event. Subject to Section 3.8, the Issuer may, at its sole option, redeem the Notes, in whole but not in part, at any time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on such Notes to, but excluding, such Redemption Date, within ninety (90) days of the date on which it has reasonably determined that, as a result of (i) any amendment to, or change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the Notes; (ii) any proposed amendment to, or change in, those laws or regulations that is announced or becomes effective after the initial issuance of the Notes; or (iii) any official administrative decision, judicial decision, administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Notes, a Capital Disqualification Event has occurred.
Section 3.5    Optional Redemption Upon a Rating Agency Event. Subject to Section 3.8, the Issuer may, at its sole option, redeem the Notes, in whole but not in part, at any time, at a redemption price equal to 102% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest on such Notes to, but excluding, such Redemption Date, within ninety (90) days after the occurrence of a Rating Agency Event.
Section 3.6    Optional Redemption Upon a Tax Event. Subject to Section 3.8, the Issuer may, at its sole option, redeem the Notes, at any time, in whole but not in part, following the occurrence of a Tax Event at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.
Section 3.7    Notice of Redemption.
(a)    The Issuer will provide notice of any redemption pursuant to Section 3.2, Section 3.3, Section 3.4 , Section 3.5 or Section 3.6 at least thirty (30) days but not more than sixty (60) days before the Redemption Date to the Trustee and each Holder of the Notes to be redeemed, in accordance with the provisions of this Section 3.7 and Section 11.4 of the Base Indenture. Each such notice shall specify the date fixed for redemption, the places of redemption and the redemption price at which such Notes are to be redeemed (or the manner of calculating such redemption price if not then determinable), and shall state that payment of the redemption price of such Notes or portion thereof to be redeemed will be made on surrender of such Notes at such places of redemption. For the avoidance of doubt, whenever any determination is required to be made as to whether any redemption occurs within or not within a Par Call Period or any other specified period, the actual date of redemption and not the date of notice of redemption shall govern. The Issuer shall notify the Trustee and the Holders of the Notes at least ten Business Days before the applicable Redemption Date if the BMA Redemption Requirements will not be satisfied on the applicable Redemption Date, unless the BMA Redemption Requirements are no longer satisfied within such ten Business Day period, in which case the Issuer shall so notify the Trustee and the Holders of the Notes as soon as reasonably practicable following the occurrence of such failure to satisfy the BMA Redemption Requirements, which notice shall state the cause of the failure to satisfy the BMA Redemption Requirements, and the redemption shall be deferred until such time as the BMA Redemption Requirements are satisfied. In such event, the Issuer shall further notify the Trustee and the Holders of the Notes not more than ten Business Days following the satisfaction of the BMA Redemption Requirements that the BMA Redemption Requirements have been satisfied and stating the new Redemption Date for the Notes, which shall be no later than the 15th Business Day following the date the BMA Redemption Requirements were satisfied.
(b)    Any notice of redemption may, in the Issuer’s sole discretion, be subject to one or more conditions precedent, including but not limited to, the completion of an equity offering, financing, or other corporate transaction. Additionally, if such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice shall describe such condition(s) and shall state that, in the Issuer’s sole discretion, the Redemption Date may be postponed by up to sixty (60) days following the notice of redemption, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date (including as it may be postponed). The Issuer shall provide written notice to the Trustee prior to the close of business not less than two (2) Business Days prior to the Redemption Date if any such redemption has been rescinded or delayed, and upon receipt, the Trustee shall provide such notice to each Holder of the Notes.
(c)    Unless the Issuer defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.
(d)    If, pursuant to Section 3.2 or Section 3.3 , fewer than all of the Notes are to be redeemed at any time, the particular Notes to be redeemed shall be selected, from the Outstanding Notes not previously called for redemption, in accordance with the applicable rules and procedures of the Depositary.
(e)    If, pursuant to Section 3.2 or Section 3.3, any Note is to be redeemed in part only, the notice of redemption that relates to that Note must state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued (or transferred through a book-entry system) in the name of the Holder thereof upon cancellation of the original Note. If less than all of the

Outstanding Notes are to be redeemed, the Notes to be redeemed will be selected in principal amounts of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.
Section 3.8    Conditions to Redemption and Repayment.
(a)    Notwithstanding anything to the contrary set forth in this First Supplemental Indenture, the Base Indenture or the Notes, the Notes will not be redeemable at any time if the Enhanced Capital Requirement would be breached immediately before or after giving effect to such redemption or repayment of the Notes, unless the Issuer or another member of the Insurance Group replaces the capital represented by the Notes to be redeemed or repaid with capital having equal or better capital treatment as the Notes under the Group Rules (collectively the “BMA Redemption Requirements”). Further, notwithstanding anything to the contrary set forth herein, the Notes will not be redeemable or repaid at any time prior to June 15, 2030 without BMA Approval (provided that such BMA Approval would be required at such time in order for the Notes to qualify as Tier 2 Capital).
(b)    In the event that the Notes are not redeemed or repaid as a result of a failure to satisfy the BMA Redemption Requirements, interest on the Notes will continue to accrue and be paid on each Interest Payment Date (subject to Section 2.5 and Section 2.6) until the first date on which final payment on the Notes may be made as described in Section 3.1, at which time the Notes will become due and payable, and will be finally repaid at the principal amount of the Notes, together with any accrued and unpaid interest in the manner and subject to the conditions of subsection (a).
(c)    Notwithstanding any provision set forth in this First Supplemental Indenture, the Base Indenture or the Notes, in the event of nonpayment on a scheduled Redemption Date or the Final Maturity Date resulting from a failure to satisfy the BMA Redemption Requirements in accordance with this Section 3.8, the Notes to be redeemed or repaid will not become due and payable on such date, and such nonpayment will constitute neither an Event of Default under this First Supplemental Indenture, the Base Indenture or the Notes nor a default of any kind with respect to the Notes, and will not give Holders of the Notes or the Trustee any right to accelerate repayment of the Notes or any other remedies pursuant to Article V of the Base Indenture or otherwise.
(d)    An Officer’s Certificate relating to the Notes in connection with repayment or any redemption under this Article III certifying the following (as applicable): (i) the BMA Redemption Requirements have not been met or would not be met if the Notes were repaid or the applicable redemption payment were made, (ii) the BMA Redemption Requirements have been met and would continue to be met if the Notes were to be repaid or the applicable redemption payment were made or (iii) no such BMA Redemption Requirements apply shall, in the absence of manifest error, be treated and accepted by the Trustee, the Holders of the Notes and all other interested parties as correct and sufficient evidence thereof and shall be final and binding on such parties. The Trustee shall be entitled to rely conclusively on such Officer’s Certificate without liability to any Person and shall have no duty to ascertain the existence of any such manifest error.

Section 3.9    Variation and Substitution of the Notes.
(a)    If a Capital Disqualification Event, Rating Agency Event or Tax Event occurs, the Issuer may, at its sole option, as an alternative to redemption of the Notes, at any time, without the consent of any Holder of the Notes, vary any term or condition of the Notes or substitute all (but not less than all) of the Notes for other notes, so that the varied Notes or the substituted notes, as the case may be, constitute Qualifying Equivalent Securities.
(b)    In the event of a substitution pursuant to this Section 3.9, the principal amount of the Qualifying Equivalent Securities to be received by Holders of the Notes in substitution shall be equal to the principal amount of the Notes substituted without any payment of premium.
(c)    Any variation or substitution of the Notes is subject to no more than sixty (60) not less than thirty (30) calendar days’ prior notice by the Issuer to the Holders of the Notes (which notice shall be irrevocable and shall specify the date fixed for such variation or substitution) in accordance with Section 11.4 of the Base Indenture and shall be further subject to:
(i)    the Issuer being in compliance with the Applicable Supervisory Regulations on the date of such variation or substitution (after giving effect to such variation or substitution), and such variation or substitution not resulting directly or indirectly in a breach of the Applicable Supervisory Regulations;
(ii)    the Issuer complying with the rules of any stock exchange (or any other relevant authority) on which the Issuer has had the Notes listed or admitted to trading;
(iii)    in respect of substitution only, all payments of interest, including Arrears of Interest, and any other amount payable under the Notes (including, for the avoidance of doubt, any Additional Amounts) that, in each case, has accrued to Holders of the Notes and has not been paid, being satisfied in full on or prior to the date thereof; and
(iv)    immediately after the substitution or variation the Issuer not triggering its right to redeem the Notes pursuant to Section 3.4, Section 3.5 or Section 3.6.
(d)    The Issuer shall deliver to the Trustee on the date fixed for any such variation or substitution an Officer’s Certificate, upon which the Trustee shall be permitted to conclusively rely, stating that all conditions precedent hereunder to such variation or substitution, including, without limitation, the conditions set forth in subsection (c) above, have been complied with.
Section 3.10    Mandatory Redemption; Open Market Purchases. The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

The Issuer or its affiliates may at any time and from time to time purchase Notes in the open market, in privately negotiated transactions or otherwise.
ARTICLE IV
REMEDIES OF THE TRUSTEE AND SECURITYHOLDERS ON EVENT OF DEFAULT
Section 4.1 shall supersede and replace Section 5.1 of the Base Indenture in its entirety as follows (and for the avoidance of doubt, references in the Base Indenture to Section 5.1 shall refer instead to this Section 4.1):
Section 4.1    Event of Default Defined; Acceleration of Maturity; Waiver of Default.
(a)    An “Event of Default” with respect to the Notes wherever used herein, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(i)    default in the payment of any installment of interest upon any of the Notes as and when the same shall become due and payable, and continuance of such default for a period of thirty (30) days (other than during a Deferral Period or a Mandatory Deferral Period); or
(ii)    default in the payment of all or any part of the principal of, or premium, if any, or any Additional Amounts on any of the Notes as and when the same shall become due and payable, other than if the Issuer is required to postpone payment due to failure to satisfy the BMA Redemption Requirements, in accordance with this First Supplemental Indenture; or
(iii)    a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Issuer under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, and such decree or order shall have continued undischarged and unstayed for a period of ninety (90) days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Issuer or of its or their property, or for the winding-up or liquidation of its or their affairs, shall have been entered, and such decree or order shall have remained in force and unstayed for a period of ninety (90) days; or
(iv)    the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of its property, or make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.
(b)    If an Event of Default (other than an Event of Default specified in subsection (a)(iii) or (a)(iv) above) occurs and is continuing with respect to the Notes then Outstanding, then, and in each and every such case, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes by notice in writing to the Issuer (and to the Trustee if given by the Holders), may declare the entire principal of all Notes, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration, the same shall become immediately due and payable. If an Event of Default specified in subsection (a)(iii) or (a)(iv) above occurs, all unpaid principal of all the Notes then Outstanding, and interest accrued thereon, if any, shall be due and payable immediately, without any declaration or other act on the part of the Trustee or any Holder.
(c)    The foregoing provisions, however, are subject to the condition that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, the Issuer shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest (including, for the avoidance of doubt, Arrears of Interest) and Additional Amounts upon all the Notes and the principal of any and all Notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest specified in the Notes to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts due to the Trustee, including reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and if any and all Events of Default under this Indenture with respect to the Notes, other than the nonpayment of the principal of such Notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Holders of a majority of the aggregate principal amount of the Outstanding Notes, by written notice to the Issuer and to the Trustee, may waive any defaults with respect to the Notes and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.
ARTICLE V
MISCELLANEOUS PROVISIONS
Section 5.1    Application of First Supplemental Indenture. Each and every term and condition contained in this First Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture with respect to the Notes shall apply only to the Notes created hereby and not to any past or future series of Securities issued under the Base Indenture.

Section 5.2    Recitals by the Issuer. The recitals and statements in this First Supplemental Indenture are made by the Issuer only and not by the Trustee, and the Trustee assumes no responsibility for their correctness.
The Trustee makes no representations as to the validity, adequacy or sufficiency of this First Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this First Supplemental Indenture as fully and with like effect as if set forth herein in full.
Section 5.3    Ratification and Incorporation of Base Indenture. As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.
Section 5.4    Executed in Counterparts. This First Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.
Section 5.5    New York Law to Govern. This First Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state.
Section 5.6    Waiver of Jury Trial. EACH OF THE ISSUER AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
Section 5.7    Effect of Headings. The Article and Section heading herein are for convenience only and shall not affect the construction hereof.
Section 5.8    Successors. All covenants and agreements in this First Supplemental Indenture by the parties hereto shall bind their successors and assigns, whether or so expressed or not.
Section 5.9    Separability Clause. If any provision of this First Supplemental Indenture or of the Notes, or the application of any such provision to any Person (as defined in the Indenture) or circumstance, shall be held to be invalid, illegal or unenforceable, the remainder of the Indenture or of the Notes, or the application of such provision to Persons or circumstances other than those as to whom or which it is invalid, illegal or unenforceable, shall not in any way be affected or impaired thereby.

Section 5.10    Trust Indenture Act. If and to the extent that any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in the Indenture by operation of, Sections 310 to 318, inclusive, of the Trust Indenture Act of 1939, such imposed duties or incorporated provision shall control.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of June 13, 2025.

FIDELIS INSURANCE HOLDINGS LIMITED

By:	/s/ Allan Decleir
Name: Allan Decleir
Title: Group Chief Financial Officer
[Signature Page to the First Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President
[Signature Page to the First Supplemental Indenture]

Exhibit A
[THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR A NOMINEE OF DTC, WHICH MAY BE TREATED BY THE ISSUER, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DTC TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.]1
1 To be included for securities issued in global form.

FIDELIS INSURANCE HOLDINGS LIMITED
7.750% Fixed-Rate Reset Subordinated Notes Due 2055

No. [ ]

CUSIP No. 31575FAC0	Principal Amount U.S. $[●] [as revised by the Schedule of Increases and Decreases in Global Security attached hereto]
ISIN No. US31575FAC05
Fidelis Insurance Holdings Limited, a Bermuda exempted company with limited liability (herein called the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to [name of holder] [insert if Global Security: Cede & Co.,] or registered assigns, [the principal sum of U.S. $[          ] dollars] [insert if Global Security: the principal amount set forth on the Schedule of Exchanges of Interests in the Global Security attached hereto, [          ], which principal amount may from time to time be reduced or increased, as appropriate, in accordance with the Indenture and as reflected in the Schedule of Increases and Decreases in the Global Security attached hereto, to reflect exchanges or redemptions of the Notes represented hereby], on the Final Maturity Date, and to pay interest thereon from the most recent Interest Payment Date to which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, from June 13, 2025, semi-annually on June 15 and December 15 of each year, commencing December 15, 2025 and on the Final Maturity Date, at the rate and subject to the terms and conditions specified in Article III of the First Supplemental Indenture, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid, on any Interest Payment Date (other than an Interest Payment Date that is the Final Maturity Date or a Redemption Date) will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the record date for such interest, which shall be the June 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any separate payment of Arrears of Interest will be paid according to Section 2.3 of the First Supplemental Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
The “Final Maturity Date” means either (i) the Scheduled Maturity Date, if, on the Scheduled Maturity Date, the BMA Redemption Requirements are satisfied, or (ii) if the BMA Redemption Requirements are not satisfied on the Scheduled Maturity Date, then following the Scheduled Maturity Date, the earlier of (A) the date falling 10 Business Days after the BMA Redemption Requirements are satisfied and would continue to be satisfied if such repayment of the Notes were made on such date and (B) the date on which a Winding-Up of the Issuer occurs.
The “Scheduled Maturity Date” means June 15, 2055.
Payment of the principal of, premium, if any, interest and Additional Amounts on this Note will be made at the Corporate Trust Office of the Trustee or an office or agency of the Issuer maintained for that purpose or otherwise in accordance with the terms of the Indenture referred to on the reverse hereof in U.S. Dollars.
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
Unless the certificate of authentication herein has been executed by the Trustee by the manual or electronic signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

FIDELIS INSURANCE HOLDINGS LIMITED,
as Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory
Dated:

[FORM OF REVERSE OF NOTE]
7.750% Fixed-Rate Reset Subordinated Notes due 2055
This Note is one of a duly authorized issue of securities of the Issuer (herein called the “Notes”), issued and to be issued in one or more series under the subordinated indenture, dated as of June 13, 2025 (the “Base Indenture”), between the Issuer and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as amended by the first supplemental indenture, dated as of June 13, 2025 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $[400,000,000].
The Issuer may from time to time, without notice to and without the consent of the Holders of the Notes, create and issue additional Notes having the same terms and conditions as the Notes in all respects, except for issue date, issue price and the first payment of interest thereon (the “Additional Notes”). Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously Outstanding Notes. Unless the context otherwise requires, for all purposes of the Indenture and this Note, references to the Notes include any Additional Notes actually issued.
The Note is one of the [Initial] [Additional] Notes referred to in the Indenture. The Notes include the Initial Notes issued on the Issue Date and any Additional Notes issued in accordance with Section 2.9 of the First Supplemental Indenture. The Initial Notes and any Additional Notes are treated as a single class of securities under the Indenture.
The Notes shall be redeemable in accordance with Article III of the First Supplemental Indenture.
The Issuer shall be obligated to pay Arrears of Interest and Additional Amounts in respect of the Notes in accordance with Section 2.7 of the First Supplemental Indenture and Section 3.7 of the Base Indenture, respectively.
The Notes will represent the Issuer’s unsecured subordinated obligations. The Notes will rank junior in right of payment to any existing and future Senior Indebtedness and will rank senior in right of payment to all of the Issuer’s existing and future junior subordinated debt, including the Issuer’s 6.625% Fixed Rate Reset Junior Subordinated Notes due 2041. Subject to a Mandatory Deferral Event, the Notes will rank equally in right of payment with all future subordinated indebtedness the Issuer incurs. The Notes will be contractually subordinated in right of payment to any existing and future liabilities of the Issuer’s subsidiaries, including amounts owed to holders of reinsurance and insurance policies issued by the Issuer’s reinsurance and insurance company subsidiaries.

The Indenture contains provisions for discharge and defeasance at any time of the entire indebtedness of this Note or certain covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.
If an Event of Default with respect to Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Except as provided in the Indenture, any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, interest and Additional Amounts on this Note at the times, place and rate, and in the coin or currency, herein prescribed; provided that, in all instances, repayment of principal of this Note shall be subject to Section 3.1 and Section 3.8 of the First Supplemental Indenture and payments of interest on this Note shall be subject to Section 2.5 and Section 2.6 of the First Supplemental Indenture.
The transfer of this Note may be registered and this Note may be exchanged as provided in the Indenture, subject to certain limitations therein set forth. The Notes are issuable only in registered form in denominations of U.S. $200,000 and any integral multiples of U.S. $1,000 in excess thereof.
No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.
All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State.

[To be attached to Global Securities only]
SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE
The initial principal amount of this Global Security is U.S. $[●]. The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

ASSIGNMENT FORM
To assign this Security, fill in the form below:
I or we assign and transfer this Security to:
______________________________________________________________________________
(Insert assignee’s social security or tax I.D. no.)
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
(Print or type assignee’s name, address and zip code)
and irrevocably appoint as agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.
Your Signature: (Sign exactly as your name appears on the other side of this Security)
Your Name: ___________________________________________________________________
Date: _________________________________________________________________________
Signature: _____________________________________________________________________
Guarantee: *

* NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature.
Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion.
Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) such other guarantee program acceptable to the Trustee.